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                                                                   EXHIBIT 99.11


                      POSITION SPECIFICATION FOR PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                          HILLENBRAND INDUSTRIES, INC.

                      APPROVED AT APRIL 2002 BOARD MEETING


POSITION:                  President and Chief Executive Officer

REPORTS TO:                Hillenbrand Industries' Board of Directors

POSITION OVERVIEW:         Subject to the control of the Board of Directors,
                           including the Chairman, the President and Chief
                           Executive Officer shall be responsible for the active overall direction and administration of the affairs of the corporation and management of the day-to-day operations of the company, including the achievement of financial performance objectives, development and implementation of growth and value creation strategies, governance, compliance and communications initiatives, leadership development for Hillenbrand
                           Industries, and the creation of short and long term value for shareholders.

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RESPONSIBILITIES:          It is the President and Chief Executive Officer's
                           responsibility to ethically discharge the following with dedication, candor, fairness, integrity, honesty and discretion:

1.       ETHICAL BUSINESS CONDUCT

         - Assure senior management consistently demonstrates high standards of ethical conduct

         - Assure senior management clearly communicates their expectations as to acceptable business behavior to company personnel and regularly confirms employees' understanding and compliance with Hillenbrand's standards of business conduct, and policies regarding acceptable conduct, auditing and accounting principles, and applicable laws and regulations

         PERFORMANCE MEETS EXPECTATIONS WHEN:

         - Employees understand and demonstrate their personal commitment to high standards of ethical conduct

         - A confidential and independent process is maintained to facilitate and encourage reporting of violations of the standards of conduct


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         -        Senior management responds quickly and effectively to
                  unacceptable behavior

2.       FINANCIAL PERFORMANCE

         - Responsible for value creation through the growth of net income and cash flow

         - Assure that the capital structure of the organization is optimal to achieve shareholder value objectives

         - Assure that revenue growth goals are achieved and that acquisition processes operate effectively

         PERFORMANCE MEETS EXPECTATIONS WHEN:

         - Targets for shareholder value, cash flow, earnings per share and revenue growth are established and achieved on a consistent basis

         - Optimal capital structure for organization is established and maintained

         - Acquisitions are properly evaluated, implemented, integrated and meet financial targets

3.       STRATEGY DEVELOPMENT

         - Responsible for the maintenance and execution of the strategy management process for Hillenbrand Industries to assure that the short and long term strategies of the operating companies and the corporation are created, agreed upon and achieved

         - Responsible for formulating and presenting to the Board for its consideration and approval the corporation's strategic and business plans, including financial objectives, major initiatives and capital allocations and expenditures

         - Responsible for formulating and presenting to the Board for its consideration an appropriate portfolio strategy addressing the expansion or reconfiguration of the corporation's businesses

         - Establish clear performance standards and expectations for the execution of the strategy and the achievement of business plans

         - Supervise the implementation of the strategic and business plans adopted by the Board

         PERFORMANCE MEETS EXPECTATIONS WHEN:

         - Sufficient information regarding proposed and existing business strategies, and their short and long term implications, is provided to the Board, key executives and the organization

         - Business plans are developed, approved by the Board of Directors and executed by the operating companies


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         -        Acquisitions are completed and integrated into the company effectively

4.       GOVERNANCE AND COMMUNICATIONS

         - Coordinate with the Chairman in the development and preparation of agenda and related materials and information for board meetings, and perform such other functions as may be assigned to him or her by the Board. Information provided to the Board shall include timely disclosure of material and significant events and circumstances related to, involving or impacting Hillenbrand Industries

         - Serve as the corporation's principal spokesperson to articulate the strategic direction of the organization to appropriate selected audiences and to address other matters of interest to the investment community and the public generally

         - Communicate business plans and performance achievements on a consistent and effective basis

         PERFORMANCE MEETS EXPECTATIONS WHEN:

         - Board meetings are effectively supported by information required for Board decisions and the Board is timely informed of material and significant events and circumstances related to, involving or impacting Hillenbrand Industries

         - Communication to appropriate audiences and messages are defined and completed

         - Simplified and effective methods of communicating performance results are in place and operating effectively

5.       LEADERSHIP DEVELOPMENT

         - Acquire, develop and retain effective leaders to assure the achievement of business strategies

         - Supervise senior management's administration of the corporation's operations on a day-to-day basis and assess the effectiveness of senior management in discharging this task

         - Select, monitor, evaluate, and recommend to the Board compensation levels, and-if necessary-replacement of the corporation's senior executives, and coordinating with the Board on the development and implementation of management succession strategies

         - Develop, in conjunction with the Board, a specific set of both annual and longer-term performance criteria for the office of President and Chief Executive Officer that will require a high standard of performance accountability and ethical behavior and address the legitimate concerns of the corporation's shareholders, other investors, employees, customers and neighbors in the communities where the corporation has manufacturing facilities


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         PERFORMANCE MEETS EXPECTATIONS WHEN:

         - Key positions are filled with "A" players and ready backups exist for all key positions

         - Acquired companies can be staffed, as appropriate, from current pool of Hillenbrand Industries' executives

         - Succession plans exist for the company and are followed to achieve the development of required talent

         - An annual set of clear expectations and performance criteria for the CEO are agreed upon by the Board


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